Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2016 Financial Results

Company sees Initial Recovery in Semiconductor Capital Equipment Market

HAYWARD, Calif., April 21, 2016 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter ended March 25, 2016.

Total revenue for the first quarter of 2016 was $112.2 million, an increase of 8.5% compared to the fourth quarter of 2015 and a decrease of 10.4% compared to the same period a year ago. Semiconductor revenue was 94.3% of total revenue and revenue outside the U.S. accounted for 43.9% of total revenue for the first quarter of 2016.

“As expected, we saw an initial recovery in revenue as the semiconductor capital equipment market rebounded off the lows of the fourth quarter,” said Jim Scholhamer, UCT's Chief Executive Officer. “We have begun to see success in our strategic shift to a more integrated manufacturing partner. While we are excited about the opportunities we see ahead, there are efficiencies yet to be realized which will improve profitability as we drive towards our long-term growth targets.”

Gross margin for the first quarter of 2016 was 13.0%, compared to 12.9% for the previous quarter and 15.9% for the same period a year ago. The quarter-over-quarter increase was due mainly to higher revenue and increased factory utilization, offset partially by higher material and direct labor costs to meet customer demand. Gross margin was lower than the first quarter of 2015 as semiconductor capital equipment demand has not yet returned to previous industry levels.

The Company recorded a net loss for the first quarter of 2016 of $3.2 million, or $0.10 per share (basic and diluted) compared to net loss of $15.8 million, or $0.49 per share (basic and diluted), in the previous quarter and net income of $1.2 million, or $0.04 per share (basic and diluted), for the same period a year ago. Excluding pre-tax charges of $1.4 million for intangible assets amortization and $0.1 million related to the combination of two of the Company’s U.S. facilities, the Company would have achieved breakeven for the first quarter of 2016. The Company’s tax expense for the first quarter of 2016 was $1.5 million. Excluding the impact of the Company’s valuation allowance position, the tax rate for the first quarter of 2016 would have been 23.8%.

Cash and cash equivalents at the end of the first quarter of year 2016 was $45.5 million, a decrease of $4.6 million from the previous quarter. Outstanding debt was $73.7 million at the end of the first quarter of year 2016, a decrease of $1.9 million from the previous quarter. Net cash decreased $2.7 million in the quarter.

Second Quarter 2016 Outlook

The Company expects revenue to be in the range of $123.0 million to $128.0 million and diluted net income per share in the range of $0.02 to $0.05 based on an effective tax rate of 28.0%. Excluding intangible asset amortization costs of $1.4 million, the Company expects diluted income per share to be in the range of $0.05 to $0.08.

Conference Call

UCT will conduct a conference call today, Thursday, April 21, 2016, beginning at 1:45 p.m. PDT. The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international). A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is 82489613 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," “initial” and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to second quarter 2016 revenue and earnings per share and our forecasted tax rate for the second quarter of 2016 as well as our expectations regarding the semiconductor industry and opportunities to improve profitability. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 25, 2015 as filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Ultra Clean Holdings, Inc.

Casey Eichler

CFO

510/576-4704

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Three months ended
	March 25, 2016	March 27, 2015

Sales	$112,229	$125,318
Cost of goods sold	97,659	105,399
Gross profit	14,570	19,919

Operating expenses:
Research and development	2,276	2,566
Sales and marketing	2,933	2,845
General and administrative	10,059	11,860
Total operating expenses	15,268	17,271
Income (loss) from operations	(698)	2,648
Interest and other income (expense), net	(1,091)	(956)
Income (loss) before provision for income taxes	(1,789)	1,692
Income tax provision	1,450	519
Net income (loss)	$(3,239)	$1,173

Net income (loss) per share:
Basic	$(0.10)	$0.04
Diluted	$(0.10)	$0.04

Shares used in computing net income (loss) per share:
Basic	32,309	30,485
Diluted	32,309	30,964

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	March 25, 2016	December 25, 2015
ASSETS
Current assets:
Cash and cash equivalents	$45,539	$50,103
Accounts receivable, net of allowance	66,669	59,148
Inventory	81,995	72,716
Other current assets	6,517	8,172
Total current assets	200,720	190,139

Equipment and leasehold improvements, net	17,915	17,267
Goodwill	85,248	85,248
Purchased intangibles, net	41,342	42,782
Other non-current assets	725	717
Total assets	$345,950	$336,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$13,789	$12,744
Accounts payable	52,951	39,660
Other current liabilities	12,964	12,307
Total current liabilities	79,704	64,711

Bank borrowings, net of current portion	59,870	62,795
Other long-term liabilities	7,951	7,704
Total liabilities	147,525	135,210

Stockholders’ equity:
Common stock	173,636	172,975
Retained earnings	24,747	27,986
Accumulated other comprehensive income (loss)	42	(18)
Total stockholders’ equity	198,425	200,943
Total liabilities and stockholders’ equity	$345,950	$336,153